FOR IMMEDIATE RELEASE

ELIZABETH ARDEN, INC. ANNOUNCES THIRD QUARTER FISCAL 2016 RESULTS

New York, New York (May 5, 2016) -- Elizabeth Arden, Inc. (NASDAQ: RDEN), a global prestige beauty products company, today announced financial results for its third quarter of fiscal 2016 ended March 31, 2016.

          The Company continues to execute its turnaround plans. The Company posted its fifth consecutive quarter of constant currency net sales growth for both the Elizabeth Arden brand and its International segment and returned its non-Elizabeth Arden branded fragrance business and North American segment to constant currency net sales growth during the third fiscal quarter. Fiscal third quarter and year-to-date adjusted gross margins also increased by 260 and 110 basis points, respectively.

FINANCIAL RESULTS

          A reconciliation between GAAP and adjusted results can be found in the tables and footnotes at the end of this press release.

Third Quarter ended March 31, 2016:

•	GAAP net sales were $191.9 million, an increase of 0.1% from the prior year period, or an increase of 3.7% at constant foreign currency rates.
•	Adjusted net sales, excluding non-recurring adjustments that increased net sales in the prior year period, improved by 3.8% at constant foreign currency rates.
•	GAAP net loss per diluted share was $0.95.
•	Adjusted net loss per diluted share was $0.59, as compared to a net loss per diluted share of $0.86 for the prior year period.
•	By segment, North America segment net sales increased by 1.0%, and International segment net sales increased by 7.5%, in both cases at constant foreign currency rates.

Nine Months ended March 31, 2016:

•	GAAP net sales were $774.1 million, a decrease of 2.7% from the prior year period, or an increase of 1.7% at constant foreign currency rates.
•	Adjusted net sales, excluding non-recurring charges impacting net sales in the prior year period, were flat at constant foreign currency rates.
•	GAAP net loss per diluted share was $1.69.
•	Adjusted net loss per diluted share, excluding non-recurring and other items, was $0.67, as compared to a net loss per diluted share of $1.01 for the prior year period.
•	By segment, North America segment net sales decreased by 3.8%, and International segment net sales increased by 6.0%, in both cases at constant foreign currency rates.

KEY INITIATIVES

All figures below are on an adjusted and constant foreign currency basis:

           Drive the Elizabeth Arden Brand:   Net sales of the Company's Elizabeth Arden branded products increased by 5% during the third fiscal quarter. The Company's slate of innovation continues and is performing ahead of plan in virtually all markets, driving an improvement in retail sales. The Company also launched an enhanced social media campaign for the Elizabeth Arden brand to drive global demand.

           Grow the Fragrance Portfolio:   Net sales of non-Elizabeth Arden branded fragrances increased by 3% for the quarter. Net sales of the Company's designer fragrances increased by 20% during the period behind strong momentum in the John Varvatos fragrance brand and growth in Juicy Couture fragrances.

           Improve Go-To-Market Capability and Execution:   Net sales growth momentum continued during the third fiscal quarter for the Company's International segment, including a net sales increase of 27% for the European region, with the improved performance of the Elizabeth Arden brand driving the growth. The Company recently restructured the leadership team in China to improve its capability in this priority market and recently hired a senior executive for the Latin American market.

           Optimize Costs and Reduce Complexity to Drive Gross Margin:   Overall results to date are in line with the Company's internal plans, and its business transformation initiatives continue to drive down costs and improve efficiencies. Adjusted gross margins for the third quarter increased by 260 basis points to 44.2% and by 110 basis points year-to-date. In addition, the Company is ahead of plan in achieving its cash flow budget, and its cost savings initiatives are on track to exceed the high end of its previously communicated estimate of approximately $47 million to $50 million of annualized savings.

OUTLOOK
The Company currently expects the following for fiscal 2016 (on an adjusted basis):

•	Net sales increases driven by the International business and the Elizabeth Arden brand (at constant foreign currency rates);
•	Foreign currency headwinds to negatively impact full year net sales growth by approximately 3.5%;
•	Gross margin expansion primarily due to better sales mix, improved commercial execution and improved cost structure;
•	Lower overall selling, general and administrative expenses, with lower indirect overhead costs and targeted reinvestment in advertising to accelerate revenue growth; and
•	Improved EBITDA margins from gross margin expansion and lower indirect overhead expenses.

           The Company expects to comment on fiscal 2017 in its fiscal 2016 year end press release and conference call in August 2016.

The Company will host a conference call today, May 5, 2016 at 9:30 a.m. Eastern Time. All interested parties can listen to a live web cast of the Company's conference call by visiting the Investor Relations section of the Corporate tab on the Company's web site at http://ir.elizabetharden.com. An online archive of the broadcast will be available within one hour of the completion of the call and will be accessible on the Company's web site until June 5, 2016.

Elizabeth Arden is a global prestige beauty products company with an extensive portfolio of prestige beauty brands sold in over 120 countries. The Company's brand portfolio includes Elizabeth Arden skin care, color and fragrance products; its professional skin care line, Elizabeth Arden PRO; the celebrity fragrance brands of Justin Bieber, Mariah Carey, Nicki Minaj and Taylor Swift; the designer fragrance brands of Juicy Couture, John Varvatos and Wildfox Couture; and the heritage fragrance brands of Alfred Sung, Britney Spears, Curve, BCBGMAXAZRIA, Elizabeth Taylor, Geoffrey Beene, Giorgio Beverly Hills, Halston, Ed Hardy, Jennifer Aniston, Lucky Brand, Rocawear, PS Fine Cologne and White Shoulders.

Company Contact:	Marcey Becker Senior Vice President, Finance

Investor/Press Contact:	Allison Malkin/Michael Fox Integrated Corporate Relations (203) 682-8200

ELIZABETH ARDEN, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited)
(In thousands, except percentages and per share data)

	Three Months Ended		Nine Months Ended

	March 31,	March 31,	March 31,	March 31,
	2016	2015	2016	2015

Net Sales	$191,932	$191,653	$774,082	$795,638

Cost of Goods Sold:
Cost of Sales	106,287	110,058	431,934	460,146
Depreciation Related to Cost of Goods Sold	1,420	1,957	4,489	5,916

Total Cost of Goods Sold	107,707	112,015	436,423	466,062

Gross Profit	84,225	79,638	337,659	329,576
Gross Profit Percentage	43.9%	41.6%	43.6%	41.4%

Selling, General and Administrative Expenses	95,194	97,463	336,626	391,533
Depreciation and Amortization	8,896	9,547	27,581	31,055

Total Operating Expenses	104,090	107,010	364,207	422,588

Interest Expense, Net	7,345	7,055	22,365	22,523
Debt Extinguishment Charges	--	--	--	239

Loss Before Income Taxes	(27,210)	(34,427)	(48,913)	(115,774)
Provision for Income Taxes	529	500	1,433	1,557

Net Loss	(27,739)	(34,927)	(50,346)	(117,331)
Net Income (Loss) Attributable to Noncontrolling Interests	39	(481)	(1,690)	(1,396)

Net Loss Attributable to Elizabeth Arden Shareholders	(27,778)	(34,446)	(48,656)	(115,935)
Less: Accretion and Dividends on Preferred Stock	624	615	1,937	21,700

Net Loss Attributable to Elizabeth Arden Common Shareholders	$(28,402)	$(35,061)	$(50,593)	$(137,635)

As reported:

Net Loss Per Diluted Share Attributable to Elizabeth Arden Common Shareholders	$(0.95)	$(1.18)	$(1.69)	$(4.62)

Basic Shares	29,949	29,812	29,881	29,801
Diluted Shares	29,949	29,812	29,881	29,801

EBITDA (a)	$(9,549)	$(15,868)	$5,522	$(56,280)
EBITDA margin (a)	(5.0)%	(8.3)%	0.7%	(7.1)%

Adjusted to exclude non-recurring costs, net of taxes:

Net Sales	$191,932	$191,364	$774,082	$810,610
Gross Profit	$84,739	$79,642	$342,053	$349,421
Gross Profit Percentage	44.2%	41.6%	44.2%	43.1%

Net Loss Per Diluted Share Attributable to Elizabeth Arden Common Shareholders	$(0.59)	$(0.86)	$(0.67)	$(1.01)

EBITDA (a)	$(7,221)	$(15,732)	$22,840	$16,594
EBITDA margin (a)	(3.8)%	(8.2)%	3.0%	2.0%

(a)    EBITDA is defined as net income attributable to Elizabeth Arden common shareholders plus the provision for income taxes (or net loss attributable to Elizabeth Arden common shareholders, less the benefit from income taxes or plus the provision for income taxes) plus interest expense, plus depreciation and amortization, plus net income (or net loss) attributable to noncontrolling interest, plus accretion and dividends on preferred stock. EBITDA should not be considered as an alternative to income (loss) from operations or net income (loss) attributable to Elizabeth Arden common shareholders (as determined in accordance with generally accepted accounting principles (GAAP) as a measure of our operating performance or to net cash provided by (used in) operating activities (as determined in accordance with GAAP) as a measure of our ability to meet cash needs. We believe that EBITDA is a measure commonly reported and widely used by investors and other interested parties as a measure of a company's operating performance and debt servicing ability because it assists in comparing performance on a consistent basis without regard to capital structure, depreciation and amortization, preferred stock accretion or dividends or non-operating factors (such as historical cost). Accordingly, as a result of our capital structure, we believe EBITDA is a relevant measure. This information has been disclosed here to permit a more complete comparative analysis of our operating performance relative to other companies and of our debt servicing ability. EBITDA may not, however, be comparable in all instances to other similar types of measures. We have also disclosed EBITDA as adjusted without giving effect to the 2014 Performance Improvement Plan, the 2016 Business Transformation Program and other non-recurring costs. This disclosure is being provided for comparability purposes because we believe it is meaningful to our investors and other interested parties to understand the EBITDA performance of the Company on a consistent basis without regard to the effect of charges related to the 2014 Performance Improvement Plan, the 2016 Business Transformation Program and other non-recurring costs.

      The table below reconciles net loss attributable to Elizabeth Arden common shareholders, as determined in accordance with GAAP, to EBITDA and to EBITDA as adjusted: (For a reconciliation of net income (loss) attributable to Elizabeth Arden common shareholders or net income (loss) to EBITDA for prior periods, see the Company's filings with the Securities and Exchange Commission which can be found on the Company's website at www.elizabetharden.com).

(In thousands)	Three Months Ended		Nine Months Ended

	March 31, 2016	March 31, 2015	March 31, 2016	March 31, 2015

Net Loss Attributable to Elizabeth Arden Arden Common Shareholders	$(28,402)	$(35,061)	$(50,593)	$(137,635)
Plus:
Provision for Income Taxes	529	500	1,433	1,557
Interest expense, net	7,345	7,055	22,365	22,523
Depreciation related to cost of goods sold	1,420	1,957	4,489	5,916
Depreciation and amortization	8,896	9,547	27,581	31,055
Net income (loss) attributable to noncontrolling interest	39	(481)	(1,690)	(1,396)
Accretion and dividends on preferred stock	624	615	1,937	21,700

EBITDA	(9,549)	(15,868)	5,522	(56,280)
Non-recurring and other costs	2,328	136	17,318	72,874

EBITDA, as adjusted	$(7,221)	$(15,732)	$22,840	$16,594

The table below reconciles net cash flow (used in) provided by operating activities, as determined in accordance with GAAP, to EBITDA:

(Amounts in thousands)	Nine Months Ended

	March 31, 2016	March 31, 2015

Net cash (used in) provided by operating activities	$(42,021)	$40,590
Changes in assets and liabilities, net of acquisitions	28,981	(73,207)
Interest expense, net	22,365	22,523
Amortization of senior note offering and credit facility costs	(1,248)	(1,200)
Amortization of senior note premium	637	599
Provision for income taxes	1,433	1,557
Deferred income taxes	(489)	51
Amortization of share-based awards	(4,136)	(4,028)
Asset impairments	--	(42,926)
Debt extinguishment charges	--	(239)

EBITDA	$5,522	$(56,280)

      The tables below reconcile the amounts reported in accordance with GAAP to such amounts before giving effect to charges related to the 2014 Performance Improvement Plan, the 2016 Business Transformation Program, and other non-recurring costs. This disclosure is being provided for comparability purposes because we believe it is meaningful to our investors and other interested parties to understand our operating performance on a consistent basis without regard to the effect of charges related to the 2014 Performance Improvement Plan, the 2016 Business Transformation Program and other non-recurring costs. The presentation in the table below of the non-GAAP information included in the "Adjusted" columns is not meant to be considered in isolation or as a substitute for results prepared in accordance with GAAP.

ELIZABETH ARDEN, INC. AND SUBSIDIARIES
Reconciliation of GAAP to Adjusted Amounts
(In thousands, except percentages and per share data)

	Three Months Ended				Three Months Ended

	March 31, 2016				March 31, 2015

	Reported	Adjustments		Adjusted	Reported	Adjustments		Adjusted

Net Sales	$191,932	$--		$191,932	$191,653	$(289	)(e)	$191,364
Cost of Goods Sold:
Cost of Sales	106,287	(514	) (a)	105,773	110,058	(293	)(f)	109,765
Depreciation Related to Cost of Goods Sold	1,420	--		1,420	1,957	--		1,957

Total Cost of Goods Sold	$107,707	$(514)		$107,193	$112,015	$(293)		$111,722

Gross Profit	84,225	514		84,739	79,638	4		79,642
Gross Profit Percentage	43.9%			44.2%	41.6%			41.6%

Selling, General and Administrative Expenses	95,194	(1,814	) (b)	93,380	97,463	(132	)(g)	97,331
Depreciation and Amortization	8,896	(114	) (c)	8,782	9,547	--		9,547

Total Operating Expenses	104,090	(1,928)		102,162	107,010	(132)		106,878
Interest Expense, Net	7,345	--		7,345	7,055	--		7,055
Debt Extinguishment Charges	--	--		--	--	--		--

Loss Before Income Taxes	(27,210)	2,442		(24,768)	(34,427)	136		(34,291)
Provision for (Benefit from) Income Taxes	529	(8,155	) (d)	(7,626)	500	(9,389	)(h)	(8,889)

Net (Loss)	(27,739)	10,597		(17,142)	(34,927)	9,525		(25,402)
Net Income (Loss) Attributable to Noncontrolling Interests	39	(34)		5	(481)	184		(297)

Net Loss Attributable to Elizabeth Arden Shareholders	(27,778)	10,631		(17,147)	(34,446)	9,341		(25,105)
Less: Accretion and Dividends on Preferred Stock	624	--		624	615	--		615

Net Loss Attributable to Elizabeth Arden Common Shareholders	$(28,402)	$10,631		$(17,771)	$(35,061)	$9,341		$(25,720)

EBITDA	$(9,549)	$2,328	(a)(b)	$(7,221)	$(15,868)	$136	(e)(f)(g)	$(15,732)

Net Loss Per Basic Share Attributable to Elizabeth Arden Common Shareholders	$(0.95)	0.36		$(0.59)	$(1.18)	$0.32		$(0.86)

Net Loss Per Diluted Share Attributable to Elizabeth Arden Common Shareholders	$(0.95)	0.36		$(0.59)	$(1.18)	$0.32		$(0.86)

(a) Includes $0.5 million of inventory costs under our 2016 Business Transformation Program related to changes in certain distribution and customer arrangements.
(b) Includes $1.8 million in expenses under the 2016 Business Transformation Program, primarily comprised of severance and other employee-related expenses and related transition costs.
(c) Includes $0.1 million for the acceleration of depreciation expense for leasehold improvements related to leased space vacated under the 2016 Business Transformation Program.

(d)   On a reported and adjusted basis, our effective tax rate was (1.9)% and 30.8%, respectively. The reported tax rate includes valuation allowances of $9.2 million against our U.S. deferred tax assets, and $0.8 million of valuation allowances against deferred tax assets in certain foreign operations recorded as non-cash charges to income tax expense.

(e)   Includes $(0.3) million of adjustments for returns and markdowns previously recorded under our 2014 Performance Improvement Plan primarily due to changes to our customer and distribution arrangements.

(f) Includes $0.3 million (non-cash) of inventory write-downs under our 2014 Performance Improvement Plan due to discontinuation of certain products
(g) Includes $0.2 million of severance, other employee-related expenses and related transition costs associated with the reduction in global headcount positions.

(h)   On a reported and adjusted basis, our effective tax rate was (1.5)% and 25.9%, respectively. The reported tax rate includes valuation allowances of $11.2 million against our U.S. deferred tax assets recorded as a non-cash charge to income tax expense.

ELIZABETH ARDEN, INC. AND SUBSIDIARIES
Reconciliation of GAAP to Adjusted Amounts
(In thousands, except percentages and per share data)

	Nine Months Ended				Nine Months Ended

	March 31, 2016				March 31, 2015

	Reported	Adjustments		Adjusted	Reported	Adjustments		Adjusted

Net Sales	$774,082	$--		$774,082	$795,638	$14,972	(e)	$810,610
Cost of Goods Sold:
Cost of Sales	431,934	(4,394	)(a)	427,540	460,146	(4,873	)(f)	455,273
Depreciation Related to Cost of Goods Sold	4,489	--		4,489	5,916	--		5,916

Total Cost of Goods Sold	$436,423	$(4,394)		$432,029	$466,062	$(4,873)		$461,189

Gross Profit	337,659	4,394		342,053	329,576	19,845		349,421
Gross Profit Percentage	43.6%			44.2%	41.4%			43.1%

Selling, General and Administrative Expenses	336,626	(12,924	)(b)	323,702	391,533	(52,790	)(g)	338,743
Depreciation and Amortization	27,581	(342	)(c)	27,239	31,055	--		31,055

Total Operating Expenses	364,207	(13,266)		350,941	422,588	(52,790)		369,798

Interest Expense, Net	22,365	--		22,365	22,523	--		22,523
Debt Extinguishment Charges	--	--		--	239	(239	)(h)	--

Loss Before Income Taxes	(48,913)	17,660		(31,253)	(115,774)	72,874		(42,900)
Provision for (Benefit from) Income Taxes	1,433	(13,020	)(d)	(11,587)	1,557	(15,234	)(i)	(13,677)

Net Loss	(50,346)	30,680		(19,666)	(117,331)	88,108		(29,223)
Net Loss Attributable to Noncontrolling Interests	(1,690)	194		(1,496)	(1,396)	767		(629)

Net Loss Attributable to Elizabeth Arden Shareholders	(48,656)	30,486		(18,170)	(115,935)	87,341		(28,594)
Less: Accretion and Dividends on Preferred Stock	1,937	--		1,937	21,700	(20,151)		1,549

Net Loss Attributable to Elizabeth Arden Common Shareholders	$(50,593)	$30,486		$(20,107)	$(137,635)	$107,492		$(30,143)

EBITDA	5,522	17,318	(a)(b)	$22,840	$(56,280)	$72,874	(e)(f) (g)(h)	$16,594

Net Loss Per Basic Share Attributable to Elizabeth Arden Common Shareholders	$(1.69)	1.02		$(0.67)	$(4.62)	$3.61		$(1.01)

Net Loss Per Diluted Share Attributable to Elizabeth Arden Common Shareholders	$(1.69)	1.02		$(0.67)	$(4.62)	$3.61		$(1.01)

(a)   Includes $4.4 million of inventory costs under our 2016 Business Transformation Program, primarily related to the closing of our Brazilian affiliate, as well changes in certain distribution and customer arrangements.

(b) Includes $12.9 million in expenses under the 2016 Business Transformation Program, primarily comprised of severance and other employee-related expenses and related transition costs
(c) Includes $0.3 million for the acceleration of depreciation expense for leasehold improvements related to leased space vacated under the 2016 Business Transformation Program.

(d)   On a reported and adjusted basis, our effective tax rate was (2.9)% and 37.1%, respectively. The reported tax rate includes valuation allowances of $10.4 million against our U.S. deferred tax assets and $3.2 million against deferred tax assets in certain foreign operations recorded as non-cash charges to income tax expense.

(e)   Includes $15.0 million of returns and markdowns under our 2014 Performance Improvement Plan primarily due to changes to our distribution strategy in China and other customer and distribution arrangements.

(f) Includes $4.9 million of inventory write-downs under our 2014 Performance Improvement Plan due to discontinuation of certain products.

(g)   Includes (i) $9.0 million in expenses under our 2014 Performance Improvement Plan primarily comprised of $4.5 million of customer and vendor contract termination costs, $4.4 million of severance, other employee-related expenses and related transition costs, and $0.1 million in asset impairment charges, and (ii) $43.8 million in asset impairment charges primarily related to the write off of the celebrity fragrance licenses acquired from Give Back Brands and other costs.

(h) Represents $0.2 million (non-cash) of debt extinguishment costs resulting from the December 2014 amendment to our credit facility.

(i)   On a reported and adjusted basis, our effective tax rate was (1.3%) and 31.9%, respectively. The reported tax rate includes valuation allowances of $39.7 million against our U.S. and certain foreign deferred tax assets recorded as a non-cash charge to income tax expense.

SEGMENT NET SALES

          The table below is a comparative summary of our net sales by reportable segment for the three and nine months ended March 31, 2016 and 2015:
(In thousands)	Three Months Ended		% (Decrease) Increase		Nine Months Ended		% (Decrease) Increase

	March 31, 2016	March 31, 2015	GAAP	Constant Rates (1)	March 31, 2016	March 31, 2015	GAAP	Constant Rates (1)

Segment Net Sales
North America	$107,731	$107,511	0.2%	1.0%	$482,920	$507,145	(4.8)%	(3.8)%
International	84,201	83,853	0.4%	7.5%	291,162	303,465	(4.1)%	6.0%

Total	$191,932	$191,364	0.3%	3.8%	$774,082	$810,610	(4.5)%	(0.1)%

Reconciliation:
Segment Net Sales	$191,932	$191,364	--	--	$774,082	$810,610	--	--
Less:
Unallocated sales returns and markdowns (2)	--	(289)	--	--	--	14,972	--	--

Net Sales	$191,932	$191,653	0.1%	3.7%	$774,082	$795,638	(2.7)%	1.7%

PRODUCT CATEGORY NET SALES

          The table below is a comparative summary of our net sales by product category for the three and nine months ended March 31, 2016 and 2015:
(In thousands)	Three Months Ended		% Increase (Decrease)		Nine Months Ended		% Increase (Decrease)

	March 31, 2016	March 31, 2015	GAAP	Constant Rates (1)	March 31, 2016	March 31, 2015	GAAP	Constant Rates (1)

Product Category Net Sales
Elizabeth Arden Brand	$88,856	$88,711	0.2%	4.7%	$299,343	$295,902	1.2%	8.4%
Celebrity, Heritage, Designer and Other Fragrances	103,076	102,942	0.1%	2.7%	474,739	499,736	(5.0)%	(2.2)%

Total	$191,932	$191,653	0.1%	3.7%	$774,082	$795,638	(2.7)%	1.7%

          The table below is a comparative summary of our adjusted net sales by product category for the three and nine months ended March 31, 2016 and 2015:
(In thousands)	Three Months Ended		% Decrease		Nine Months Ended		% Decrease

	March 31, 2016	March 31, 2015	GAAP	Constant Rates (1)	March 31, 2015	March 31, 2014	GAAP	Constant Rates (1)

Product Category Net Sales
Elizabeth Arden Brand	$88,856	$88,424	0.5%	5.1%	$299,343	$309,272	(3.2)%	3.7%
Celebrity, Heritage, Designer and Other Fragrances	103,076	102,940	0.1%	2.7%	474,739	501,338	(5.3)%	(2.5)%

Total	$191,932	$191,364	0.3%	3.8%	$774,082	$810,610	(4.5)%	(0.1)%

(1)   Constant currency information compares results between periods assuming exchange rates had remained constant period-over-period and excludes gains and losses from foreign currency contracts in all periods. We calculate constant currency information by translating current-period results using prior-year GAAP foreign currency exchange rates.

(2) Amounts for the three and nine months ended March 31, 2015, reflect returns and markdowns under our 2014 Performance Improvement Plan.

ELIZABETH ARDEN, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET DATA
(Unaudited)

(In thousands)	March 31, 2016	June 30, 2015	March 31, 2015

Cash	$41,130	$46,085	$91,817
Accounts Receivable, Net	123,824	105,414	131,436
Inventories	227,477	240,740	268,183
Property and Equipment, Net	87,980	105,821	107,249
Exclusive Brand Licenses, Trademarks and Intangibles, Net	227,700	224,895	227,180
Goodwill	31,607	31,607	31,607
Total Assets	793,930	813,224	922,133
Short-Term Debt	67,500	8,300	64,000
Current Liabilities	250,932	215,977	213,950
Long-Term Liabilities	408,614	410,535	413,448
Long-Term Debt	354,997	355,634	355,833
Redeemable Noncontrolling Interest	2,395	4,222	4,139
Redeemable Preferred Stock	50,000	50,000	50,000
Total Shareholders' Equity	81,989	132,490	240,596
Working Capital	169,573	207,923	311,435

SUPPLEMENTARY CASH FLOW INFORMATION
(Unaudited)
(In thousands)

	Nine Months Ended

	March 31, 2016	March 31, 2015

Net cash (used in) provided by operating activities	$(42,021)	$40,590
Net cash used in investing activities	(19,180)	(25,329)
Net cash provided by financing activities	57,272	25,041
Net (decrease) increase in cash and cash equivalents	(4,955)	35,509

Cautionary Note Regarding Forward-Looking Information and Factors That May Affect Future Results

          The Securities and Exchange Commission encourages companies to disclose forward-looking information so that investors can better understand a company's future prospects and make informed investment decisions. This press release and other written and oral statements that we make from time to time contain such forward-looking statements that set out anticipated results based on management's plans and assumptions regarding future events or performance. We have tried, wherever possible, to identify such statements by using words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," "will" and similar expressions in connection with any discussion of future operating or financial performance. In particular, these include statements relating to future actions, prospective products, future operating or financial performance or results of current and anticipated products or sales efforts, expenses and/or cost savings, interest rates, foreign exchange rates, the outcome of contingencies such as legal proceedings, and financial results. A list of factors that could cause our actual results of operations and financial condition to differ materially is set forth below, and these factors are discussed in greater detail under Item 1A -- "Risk Factors" of our Annual Report on Form 10-K for the fiscal year ended June 30, 2015:

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our ability to implement our 2014 Performance Improvement Plan and our 2016 Business Transformation Program or other restructuring or cost saving initiatives, our ability to realize the anticipated benefits of our 2014 Performance Improvement Plan, our 2016 Business Transformation Program and any other restructuring or cost saving initiatives and/or changes in the timing of such benefits;

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whether we will incur higher than anticipated costs, expenses or charges related to the implementation of our 2016 Business Transformation Program or any additional restructuring or cost savings activities, and/or changes in the expected timing of such costs, expenses or charges;

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decisions or actions resulting from our continued reexamination of our business, including implementing any additional restructuring activities, and the timing and amount of any costs, expenses or charges that may be incurred as a result, or the benefits anticipated to result from such decisions or actions;

*	our ability to realize benefits from the strategic investment made by affiliates of Rhône Capital L.L.C. in our company;
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factors affecting our relationships with our customers or our customers' businesses, including the absence of contracts with customers, our customers' financial condition, reduction in consumer traffic or demand, and changes in the retail, fragrance and cosmetic industries, such as the consolidation of retailers and the closing of retail doors as well as retailer inventory control practices, including, but not limited to, levels of inventory carried at point of sale and practices used to control inventory shrinkage;

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risks of international operations, including foreign currency fluctuations, hedging activities, restrictions on our ability to repatriate cash, economic and political consequences of terrorist attacks, disruptions in travel, unfavorable changes in U.S. or international laws or regulations, diseases and pandemics, and political instability in certain regions of the world;

*	our reliance on license agreements with third parties for the rights to sell most of our prestige fragrance brands;
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our reliance on third-party manufacturers for our owned and licensed products and our absence of contracts with suppliers of distributed brands or raw materials and components for manufacturing of owned and licensed brands;

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delays in shipments, inventory shortages and higher supply chain costs due to the loss of or disruption in our distribution facilities or at key third-party manufacturing or fulfillment facilities that manufacture or provide logistic services for our products;

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our ability to respond in a timely manner to changing consumer preferences and purchasing patterns and other international and domestic conditions and events that impact retailer and/or consumer confidence and demand, such as domestic or international recessions or economic uncertainty;

*	our ability to protect our intellectual property rights and to operate our business without infringing the intellectual property rights of others;
*	the success, or changes in the timing or scope, of our new product launches, advertising and merchandising programs;
*	our ability to successfully manage our inventories;
*	the quality, safety and efficacy of our products;
*	the impact of competitive products and pricing;
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our ability to (i) implement our growth strategy and acquire or license brands or secure distribution arrangements, (ii) successfully and cost-effectively integrate acquired businesses or new brands, (iii) successfully expand our geographic presence and distribution channels, and (iv) finance our growth strategy and our working capital requirements;

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our level of indebtedness, our ability to realize sufficient cash flows from operations to meet our debt service obligations and working capital requirements, and restrictive covenants in our revolving credit facility, second lien credit agreement, and the indenture for our 7 3/8% senior notes;

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our ability to realize sufficient cash flows from operations to meet our dividend and redemption obligations under the terms of our preferred stock, and our ability to comply with our other obligations under the terms of our preferred stock, including those set forth in the shareholders agreement relating thereto;

*	changes in product mix to less profitable products;
*	the retention and availability of key personnel;
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changes in the legal, regulatory and political environment that impact, or will impact, our business, including changes to customs or trade regulations, laws or regulations relating to ingredients or other chemicals or raw materials contained in products, advertising or packaging, or accounting standards or critical accounting estimates;

*	the success of our global Elizabeth Arden brand repositioning efforts and global business strategy;
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the impact of tax audits, including the ultimate outcome of the pending Internal Revenue Service examination of our U.S. federal tax returns for the fiscal years ended June 30, 2010, 2011 and 2012, changes in tax laws or tax rates, and our ability to utilize our deferred tax assets and/or the establishment of valuation allowances related thereto;

*	our ability to effectively implement, manage and maintain our global information systems and maintain the security of our confidential data and our employees' and customers' personal information;
*	our reliance on third parties for certain outsourced business services, including information technology operations, logistics management and employee benefit plan administration;
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the potential for significant impairment charges relating to our trademarks, goodwill, investments in other entities or other intangible assets, including licenses, that could result from a number of factors, including such entities' or brands' business performance or downward pressure on our stock price; and

*	other unanticipated risks and uncertainties.

We caution that the factors described herein and other factors could cause our actual results of operations and financial condition to differ materially from those expressed in any forward-looking statements we make and that investors should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of anticipated or unanticipated events or circumstances. New factors emerge from time to time, and it is not possible for us to predict all of such factors. Further, we cannot assess the impact of each such factor on our results of operations or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.